Exhibit 99.1

[Leggett & Platt Logo]

FOR IMMEDIATE RELEASE: OCTOBER 15, 2003

LEGGETT REPORTS THIRD QUARTER EARNINGS OF $.26 PER SHARE

ON RECORD SALES

Carthage, MO, October 15, 2003 —

•	Record quarterly sales of $1.16 billion, a 3.2% increase over 3Q 2002.
•	Organic sales increased 0.7%, and were augmented by recent acquisitions.
•	Third quarter EPS of $.26, within prior guidance.
•	EPS affected by 8-cent impact from currency rates, inventory charge, and energy costs.
•	Company announced 12-month tactical plan to improve fixture and display operations.
•	Full year 2003 guidance: EPS of $0.96-$1.01, with organic sales flat to down 1%.
•	4Q 2003 guidance: EPS of $.21-$.26 on sales of $1.03-1.08 billion.

Fortune 500 diversified manufacturer Leggett & Platt reported third quarter earnings of $.26 per diluted share, within guidance issued on July 16, and 3 cents below last year’s $.29. Quarterly sales grew to a record $1.16 billion, 3.2% above last year’s third quarter figure. Sales growth reflects a 0.7% increase in organic sales, and revenue of $27 million from recent acquisitions (net of divestitures).

Compared to 3Q 2002, this quarter’s earnings were impacted by 3 cents due to a weak dollar, by 3 cents for inventory obsolescence, and by 2 cents from higher energy costs. Last year’s third quarter included a 4 cent charge for restructuring. Smaller additional variances include earnings gains from higher sales and cost structure improvement, partially offset by a change in sales mix.

Management Comments

Felix E. Wright, Chairman and CEO said, “We set an all-time record for trade sales in the third quarter, at $1,157 million. Organic sales improved almost 1% over third quarter last year, a significant turnaround from the 5% (year over year) decline we saw in the second quarter.

“Sequentially, third quarter sales were about $100 million higher than in the second quarter, with $70 million of that coming from organic growth. In recent years we’ve experienced between $5 and $35 million growth from the second to third quarter, so the current $70 million increase is quite encouraging.

“Earnings continue to be affected by a weak dollar, natural gas prices, higher steel costs, and price competition. In addition, we took a $10 million charge for obsolete inventory, reflecting continued depressed demand, especially in the store fixtures industry.

“The Sterling steel rod mill is performing at forecast, posting positive earnings during the quarter. In addition, the company’s working capital is better than its targeted level, we have a strong cash position, and net debt-to-cap remains low.

“During the quarter we again raised our dividend. Shareholders are now receiving $.56 each year, a yield of 2.6%. Since 1971 we’ve grown dividends 84-fold via 32 consecutive annual increases at a 15% compound annual growth rate. As a result of our best-in-the-industry growth record we’ve again been named to Mergent’s Dividend Achievers and S&P’s Dividend Aristocrats.”

P.O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131

Fixture and Display Tactical Plan

The store fixture industry continues to struggle as retailers defer new store openings and refurbishments. In the last two years, four of Leggett’s top ten store fixture competitors have declared bankruptcy, as reduced demand has led to significant pricing competition and lower sales volumes.

David S. Haffner, President and Chief Operating Officer said, “We are stepping up our scrutiny of underperforming profit centers within the Fixture and Display Group. Though the economy has had a major impact on our margins, we should be performing better. It has taken longer, and been harder, to get our arms around these operations than we anticipated. Additional attention, including my expanded personal involvement, will focus on increasing margins by improving manufacturing efficiencies, monitoring standard costs and eliminating variances, better controlling inventory, and enhancing staff competency and bench strength.

“Opportunities to consolidate facilities will receive significant consideration. Some of the potential consolidations result from our recent acquisition of RHC Spacemaster. We expect these moves to be implemented within the next 12 months as part of this group-specific tactical plan.

“Finally, as part of our overall initiative to strengthen group management, we are pleased to announce the recent hiring of Robert (Bob) Hays into the position of Executive Vice President of Fixtures and Displays. Bob brings in excess of 25 years of applicable experience in engineering, operations and project management, product development, and marketing. Bob Hays will report directly to Bob Griffin, President of the Fixture and Display Group.”

Fourth Quarter Outlook

Leggett typically sees a seasonal decline in sales heading into the fourth quarter. Over the last three years, fourth quarter sales have been between $90 million and $120 million lower than in the third quarter. Accordingly, for the fourth quarter the company anticipates between $80 million and $130 million of sequential sales decrease (compared to third quarter levels). Sales are expected to be between $1.03 and $1.08 billion for fourth quarter, yielding year-on-year organic sales growth between negative 1% and positive 4% (compared to 4Q 2002).

Increased raw material, energy, and other production costs have affected margins all year. In order to pass through part of these higher costs, Leggett has announced price increases in some product categories, and is implementing those increases during the fourth quarter.

Altogether, the company expects earnings of $.21-$.26 per share for the fourth quarter. For the full year the company anticipates organic sales growth between zero and negative 1% (in comparison to full year 2002), and EPS of $0.96-$1.01 per share.

Management will discuss these events in a conference call at 8:00 a.m. Central (9am Eastern) on October 16. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 205-0033; there is no passcode. Fourth quarter results will be released after the market closes on January 28, 2004, with a conference call the next morning.

SEGMENT RESULTS – Third Quarter 2003 (versus the same quarter one year ago)

Residential Furnishings – Total sales increased 4.8%. Same location sales increased 4.2%, and were modestly augmented by acquisitions. Sequential sales growth was stronger than typical, and was led by the bedding components and fashion bed operations. On a year-over-year basis, US bedding component sales were flat, an improvement over the declines of the first half of the year. Foreign bedding component sales were up about 13%, with a significant portion of the improvement due to change in currency rates. Demand for upholstered furniture components was strong, as was demand for carpet underlay. EBIT (earnings before interest and income taxes) increased $4.0 million, or 8%. Gains from higher sales, and the absence of last year’s restructuring costs, were partially offset by currency impacts, product mix, and higher energy costs.

Commercial Fixturing and Components – Total sales increased 9.1%, and included approximately $33 million in sales from an early-in-the quarter acquisition of a major store fixture operation. Same location sales were down 3.7%. Order trends for office furniture appear to have finally leveled off, after almost two and one-half years of continual decline. In store fixtures and displays, retailers and brand product manufacturers continue to postpone purchases (both for new stores and refurbishment of old stores); this has been ongoing for close to three years, as retailers await clear improvement in consumer sentiment. EBIT decreased $10.6 million, as the absence of last year’s restructuring costs was more than offset by lower same location sales, $8 million in inventory obsolescence, and the impact of foreign currency.

Aluminum Products – Total sales decreased 6.8%, due to three recent divestitures. Same location sales were slightly positive at 0.2%. EBIT increased $1.9 million, due to the absence of last year’s restructuring costs.

Industrial Materials – Total sales decreased 10.3%, as divestitures compounded an 8.1% decline in same location sales. EBIT declined $3.2 million as reduced sales and higher energy and raw material costs more than offset improved earnings at the Sterling steel mill.

Specialized Products – Total sales increased 6.2%, almost entirely due to a 5.3% increase in same location sales. Sales benefited from increases in both the automotive and machinery operations; however, currency rate changes account for a significant share of the revenue increase. EBIT decreased $3.4 million, with the sales-related earnings increase more than offset by currency rate changes, a modest inventory charge, and other factors.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products for customers worldwide. The company is composed of 29 business units, 31,000 employee-partners, and more than 300 facilities located in 18 countries. Leggett believes it has the best Fortune 500 dividend growth record (84-fold growth via 32 consecutive annual increases at 15% CAGR). The company has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top quartile performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) retail store fixtures and point of purchase displays; b) components for residential furniture and bedding; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	Page 4 of 5	October 15, 2003

RESULTS OF OPERATIONS	THIRD QUARTER				YEAR TO DATE
(in millions, except per share data.)	2003	2002	Change		2003	2002	Change
Net sales	$1,156.7	$1,121.2	3.2%		$3,247.0	$3,259.2	(0.4%	)
Cost of goods sold	962.0	909.9			2,687.2	2,619.7

Gross profit	194.7	211.3			559.8	639.5
Selling & administrative expenses	103.7	98.5	5%		300.5	299.5	0%
Other deductions, net of income	1.5	12.5			2.3	24.0

Earnings before interest and taxes	89.5	100.3	(11%	)	257.0	316.0	(19%	)
Interest expense	13.3	10.4			34.7	31.9
Interest income	1.9	1.1			4.8	3.7

Earnings before income taxes	78.1	91.0			227.1	287.8
Income taxes	27.3	33.3			80.2	103.6

Net earnings	$50.8	$57.7	(12%	)	$146.9	$184.2	(20%	)

Earnings per share
Basic	$0.26	$0.29			$0.75	$0.92
Diluted	$0.26	$0.29	(10%	)	$0.75	$0.92	(18%	)
Average shares outstanding
Basic	196.0	199.0			196.7	199.3
Diluted	196.5	199.5			197.1	200.2

CASH FLOW	THIRD QUARTER				YEAR TO DATE
(in millions.)	2003	2002	Change		2003	2002	Change
Net Earnings	$50.8	$57.7			$146.9	$184.2
Depreciation and Amortization	39.8	45.0			122.1	122.0
Working Capital decrease (increase)	62.4	30.0			(8.6)	10.1
Other	(10.5)	7.0			5.6	15.1

Net Cash from Operating Activity	$142.5	$139.7	2%		$266.0	$331.4	(20%	)
Additions to PP&E	(29.1)	(29.0)	0%		(95.8)	(83.4)	15%
Purchase of Companies, net of cash	(48.8)	(25.2)	94%		(63.0)	(44.5)	42%
Additions (payments) to Debt, net	(24.1)	(6.1)			241.5	(88.0)
Dividends Paid	(25.2)	(23.6)			(75.8)	(70.9)
Repurchase of Common Stock, net	(16.4)	(26.2)			(73.4)	(61.4)
Asset Sales and Other	(3.0)	10.5			48.1	18.2

Increase (Decr.) in Cash & Equiv.	$(4.1)	$40.1			$247.6	$1.4

FINANCIAL POSITION	September 30
(in millions.)	2003	2002	Change
Cash and Equivalents	$472.6	$188.6
Receivables	718.3	669.9	7%
Inventories	637.2	607.6	5%
Other Current Assets	72.9	74.1

Total Current Assets	1,901.0	1,540.2
Net Fixed Assets	954.2	944.1	1%
Other Assets	1,039.2	1,047.0	(1%	)

TOTAL ASSETS	$3,894.4	$3,531.3

Trade Accounts Payable	$213.7	$211.2	1%
Current Debt Maturities	140.3	108.0
Other Current Liabilities	349.7	331.0	6%

Total Current Liabilities	703.7	650.2	8%
Long Term Debt	1,022.2	810.8	26%
Deferred Taxes and Other Liabilities	132.2	110.1
Shareholders’ Equity *	2,036.3	1,960.2	4%

Total Capitalization	3,190.7	2,881.1

TOTAL LIABILITIES & EQUITY	$3,894.4	$3,531.3

Modified Working Capital / Sales **	18.7%	18.0%
Net Debt to Net Capital ***	24.1%	26.1%

* In accordance with Financial Accounting Standard No. 130, year-to-date comprehensive earnings were $182.7 and $198.4 for 2003 and 2002, respectively.

** Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.

*** Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods. Prior to 2Q 2002 current debt maturities were essentially zero, and prior to 3Q 2001 cash balances were much smaller.

LEGGETT & PLATT	Page 5 of 5	October 15, 2003

SEGMENT RESULTS	THIRD QUARTER				YEAR TO DATE
(in millions.)	2003	2002**	Change		2003	2002**	Change
External Sales
Residential Furnishings	$577.1	$549.4	5.0%		$1,638.5	$1,634.6	0.2%
Commercial Fixturing & Components	291.6	266.8	9.3%		712.0	700.5	1.6%
Aluminum Products	99.1	106.2	(6.7%	)	341.5	370.9	(7.9%	)
Industrial Materials	95.0	109.9	(13.6%	)	269.6	293.2	(8.0%	)
Specialized Products	93.9	88.9	5.6%		285.4	260.0	9.8%

Total	$1,156.7	$1,121.2	3.2%		$3,247.0	$3,259.2	(0.4%	)

Inter-Segment Sales
Residential Furnishings	$2.2	$3.2			$7.9	$10.5
Commercial Fixturing & Components	1.2	1.5			5.8	4.2
Aluminum Products	3.1	3.4			9.5	11.0
Industrial Materials	51.4	53.3			156.5	169.6
Specialized Products	12.7	11.5			42.9	34.8

Total	$70.6	$72.9			$222.6	$230.1

Total Sales
Residential Furnishings	$579.3	$552.6	4.8%		$1,646.4	$1,645.1	0.1%
Commercial Fixturing & Components	292.8	268.3	9.1%		717.8	704.7	1.9%
Aluminum Products	102.2	109.6	(6.8%	)	351.0	381.9	(8.1%	)
Industrial Materials	146.4	163.2	(10.3%	)	426.1	462.8	(7.9%	)
Specialized Products	106.6	100.4	6.2%		328.3	294.8	11.4%

Total	$1,227.3	$1,194.1	2.8%		$3,469.6	$3,489.3	(0.6%	)

EBIT
Residential Furnishings	$55.4	$51.4	8%		$152.7	$175.5	(13%	)
Commercial Fixturing & Components	10.1	20.7	(51%	)	22.4	43.6	(49%	)
Aluminum Products	4.1	2.2	86%		27.0	23.0	17%
Industrial Materials	10.4	13.6	(24%	)	25.5	44.4	(43%	)
Specialized Products	9.9	13.3	(26%	)	35.1	36.8	(5%	)
Intersegment eliminations	0.3	0.3			(3.6)	(0.3)
Change in LIFO reserve	(0.7)	(1.2)			(2.1)	(7.0)

Total	$89.5	$100.3	(11%	)	$257.0	$316.0	(19%	)

			Basis Pts				Basis Pts
EBIT Margin *
Residential Furnishings	9.6%	9.3%	30		9.3%	10.7%	(140)
Commercial Fixturing & Components	3.4%	7.7%	(430)		3.1%	6.2%	(310)
Aluminum Products	4.0%	2.0%	200		7.7%	6.0%	170
Industrial Materials	7.1%	8.3%	(120)		6.0%	9.6%	(360)
Specialized Products	9.3%	13.2%	(390)		10.7%	12.5%	(180)

Overall	7.7%	8.9%	(120)		7.9%	9.7%	(180)

* Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

** Segment figures for 2002 are restated for an organizational move of two small operations from Specialized to Residential.

LAST SIX QUARTERS			2002						2003
	2Q		3Q		4Q		1Q		2Q		3Q
Selected Figures
Trade Sales ($ million)	1,115		1,121		1,013		1,038		1,053		1,157
Same Location Sales Growth (vs. prior year)	3.8%		2.6%		3.2%		1.5%		(5.0%	)	0.7%
EBIT ($ million)	118.3		100.3		84.6		85.1		82.4		89.5
EBIT Margin	10.6%		8.9%		8.4%		8.2%		7.8%		7.7%
Net Earnings ($ million)	70.3		57.7		48.9		49.4		46.7		50.8
Net Margin	6.3%		5.1%		4.8%		4.8%		4.4%		4.4%
EPS (diluted)	$0.35		$0.29		$0.25		$0.25		$0.24		$0.26
Cash from Operations ($ million)	84		140		125		36		87		143
Debt to Total Cap (net of cash & curr. debt)	27%		26%		25%		25%		25%		24%

	2Q		3Q		4Q		1Q		2Q		3Q
Same Location Sales (vs. prior year)
Residential Furnishings	6.1%		2.5%		2.4%		(1.4%	)	(4.3%	)	4.2%
Commercial Fixturing & Components	(7.6%	)	(3.8%	)	(2.3%	)	0.3%		(6.4%	)	(3.7%	)
Aluminum Products	13.5%		8.1%		20.3%		8.0%		(7.7%	)	0.2%
Industrial Materials	7.1%		6.0%		(3.1%	)	(2.7%	)	(14.5%	)	(8.1%	)
Specialized Products	5.6%		12.0%		9.4%		20.8%		7.3%		5.3%